Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended T2 Biosystems, Inc. Inducement Award Plan and the Amended and Restated T2 Biosystems, Inc. 2014 Incentive Award Plan of our report dated March 19, 2018, (except for the effects of the adoption of ASU 2016-18 as discussed in Note 2, as to which the date is March 14, 2019) with respect to the consolidated financial statements of T2 Biosystems, Inc. at December 31, 2018 and 2017 included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
May 27, 2020